As filed with the Securities and Exchange Commission on July 28, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-2023525 (IRS Employer Identification No.)

100 Commerce Drive, Suite 301
Newark, Delaware 19713
(302) 266-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

O2Diesel Corporation 2004 Stock Incentive Plan
(Full title of the plan)

Alan R. Rae
Chief Executive Officer
100 Commerce Drive, Suite 301
Newark, Delaware 19713

(302) 266-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kevin J. Lavin, Esq.
Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, Virginia
(703) 720-7011

Calculation of Registration Fee:

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	9,750,000	$0.88	$8,580,000.00	$918.06

(1)
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended (“Securities Act”) Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act, Rule 457(h), on the basis of the average high and low sale prices of the Registrant’s Common Stock as reported on July 25, 2006 on the American Stock Exchange, which date is within 5 business days prior to the date of the filing of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The purpose of this Registration Statement is to register 9,750,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of O2Diesel Corporation (“Registrant” or “Company”) for issuance pursuant to the O2Diesel Corporation 2004 Stock Option Plan, as amended.

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-32228), are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the SEC on April 13, 2006.

(b)	The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006 filed with the SEC on May 15, 2006.

(c)	The Company’s Current Report on Form 8-K or 8-K/A filed with the SEC on March 29, 2006, April 20, 2006, April 27, 2006, May 2, 2006, May 10, 2006 and July 12, 2006.

(d)
The description of the Company’s Common Stock incorporated in the Company’s Registration Statement on Form SB-2 filed with the SEC on June 30, 2000, Form 8-A filed with the SEC on June 23, 2004 and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The consolidated financial statements of the Company for each of the two years in the period ended December 31, 2005, and for the period from October 14, 2000 (inception) through December 31, 2005 incorporated in this Registration Statement on Form S-8 have been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and independent auditors’ reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Arnold & Porter LLP, special counsel to the Company, has delivered its legal opinion to the effect that the offer and sale of the Common Stock registered hereunder have been duly authorized by the Company and that, when issued upon the exercise of options in accordance with the terms of the O2Diesel Corporation 2004 Stock Incentive Plan and for legal consideration of not less than $0.0001 per share, will be validly issued and will be fully paid and nonassessable, and when issued pursuant to the award of restricted stock in accordance with the terms of the O2Diesel Corporation 2004 Stock Incentive Plan and for legal consideration of not less than $0.0001 per share, will be validly issued, and upon the lapse of restrictions provided under such award, will have been fully paid and nonassessable.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

Section 145 of the DGCL, permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act and the Exchange Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits listed on the Exhibit Index of this Registration Statement on page 6 are filed herewith or are incorporated herein by reference to other filings.

Item 9.	Undertakings.

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware on July 28, 2006.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae

Name: Alan R. Rae Title: Chief Executive Officer and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each undersigned director and/or officer of O2Diesel Corporation, a corporation organized under the laws of the state of Delaware (the “Company”), hereby constitutes and appoints either Alan R. Rae or David H. Shipman (each, an “Agent”, and collectively, “Agents”) his or her true and lawful attorney-in-fact and agent for and in his or her name, place and stead, in any and all capacities, to sign execute and affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration Statement on Form S-8 or any other appropriate form and all amendments or supplements (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed therewith or with respect thereto, relating to the registration of 9,750,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable pursuant to the O2Diesel Corporation 2004 Stock Incentive Plan, as amended.  Each signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as full to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan R. Rae	Director, Chief Executive Officer and Secretary
Alan R. Rae	(Principal Executive Officer)	July 26, 2006

/s/ David H. Shipman	Chief Financial Officer
David H. Shipman	(Principal Financial and Accounting Officer)	July 26, 2006

/s/ Arthur Meyer
Arthur Meyer	Chairman	July 23, 2006

Karim Jobanputra	Director	July __, 2006

/s/ David L. Koontz
David L. Koontz	Director	July 27, 2006

Hendrik Rethwilm	Director	July __, 2006

/s/ E. Holt Williams
E. Holt Williams	Director	July 27, 2006

/s/ Jeffrey Cornish
Jeffrey Cornish	Director	July 26, 2006

/s/ Gerson Santos-Leon
Gerson Santos-Leon	Director	July 24, 2006

INDEX TO EXHIBITS

Exhibit 4.1
Provisions of the Certificate of Incorporation of O2Diesel Corporation defining the rights of security holders, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with SEC on January 5, 2005.

Exhibit 4.2	O2Diesel Corporation 2004 Stock Incentive Plan, as amended, filed herewith.

Exhibit 5	Opinion of Arnold & Porter LLP, filed herewith.

Exhibit 23.1	Consent of Arnold & Porter LLP, included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of Ernst & Young LLP, filed herewith.

Exhibit 24	Power of Attorney, included as part of signature page.